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Presentation to the Special Committee of the Board of Directors

Project CEMENT

October 18, 2011

William Blair & Company®

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Important Information

Confidential Material Presented to the Special Committee of the Board of Directors of CEMENT

The following pages contain material that was prepared by William Blair & Company, L.L.C. ("William Blair") and provided to the Special Committee of the Board of Directors of CEMENT (the "Company") in connection with their review of strategic options available to the Company. The accompanying material was compiled or prepared on a confidential basis for use by the Special Committee of the Board of Directors and not with a view toward public disclosure. The information utilized in preparing this presentation was obtained from the Company and other public sources. Any estimates and projections for the Company contained herein have been prepared by or approved by senior management, or based upon such estimates and projections, and involve numerous and significant subjective determination, which may or may not prove to be correct. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Because this material was prepared for use in the context of an oral presentation to the Special Committee of the Board of Directors, which is familiar with the business and affairs of the Company, neither the Company nor William Blair nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee of the Board of Directors of the Company. Neither the Company nor William Blair undertakes any obligation to update or otherwise revise the accompanying materials.

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Table of Contents

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Executive Summary

William Blair & Company®

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Background

- William Blair has been retained by the Special Committee of the Board of Directors of CEMENT to provide certain analysis (the “Analysis”). This Analysis includes a review of the following:
  - Financial review of the Company:
    - Historical financial performance
    - Forecasted financial performance
- Preliminary valuation parameters

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Scope of Analysis

- In connection with this Analysis, Blair familiarized itself, to the extent it deemed appropriate, with the business, operations, financial condition and prospects of the Company
- Blair examined and relied upon information from several sources:
  - Visits to the Company's headquarters in Beijing, Peoples Republic of China;
  - Discussions with senior management regarding the Company's historical financial results, current business operations and forecasted financial performance;
  - Audited financial statements for the years ended June 2009 through June 2011;
  - Certain internal business, operating and financial information and financial forecasts for the years ended June 2012 through June 2016 prepared by the senior management of CEMENT (the "Forecasts")
  - The financial position and operating results of CEMENT compared with those of certain other publicly traded companies we deemed relevant; and
  - Selected industry research and market analyses.

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Key Assumptions Underlying Our Review and Analysis

- According to the Company, all information made available to Blair by the Company with respect to the Analysis was complete and correct in all material respects and that any projections, forecasts or other information provided by the Company to Blair was prepared in good faith and based upon reasonable assumptions
- Blair relied on the information furnished by the Company (and information available from public sources and other sources deemed reliable by Blair) without assuming any duty of independent verification thereof or independent appraisal of any of the assets of the Company
- Blair does not assume responsibility for the accuracy or completeness of the information or any other information regarding the Company

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Key Assumptions Underlying Our Review and Analysis

- According to the Company, all information made available to Blair by the Company with respect to the Analysis was complete and correct in all material respects and that any projections, forecasts or other information provided by the Company to Blair was prepared in good faith and based upon reasonable assumptions
- We have been advised by the senior management of CEMENT that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of CEMENT, and we have assumed, with your consent, that the Forecasts will be achieved in the amounts and at the time contemplated thereby
- Blair relied on the information furnished by the Company (and information available from public sources and other sources deemed reliable by Blair) without assuming any duty of independent verification thereof or independent appraisal of any of the assets of the Company
- Blair does not assume responsibility for the accuracy or completeness of the information or any other information regarding the Company
- Blair expressed no opinion with respect to the Company's Forecasts or the estimates and judgments on which they are based

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Summary of Valuation Methodology

- William Blair's analysis of the Company's potential value is based on the following methodology:
  - **Comparable Public Companies Analysis** – trading multiple analysis based on companies that William Blair considered having similar dynamics as the Company
  - **Comparable M&A Transactions Analysis** – transaction multiple analysis based on transactions that William Blair considered similar to the Company's various segments
  - **Discounted Cash Flow Analysis** – utilized the Company's Forecasts to derive free cash flows for the Company and discounted those cash flows, along with a terminal value back to October 31, 2011
  - **Leveraged Buyout Analysis** – analyzed the values at which a typical LBO could be completed based on established return parameters and the Company's Forecasts
  - **Premiums Paid Analysis** – analyzed the premiums paid for public targets with 100% of target equity acquired for all cash and from $100M to $300M in deal size since January 1, 2006
- The following considerations would also have an impact on the Company's valuation
  - Market conditions, including availability of financing
  - Industry characteristics and trends (e.g., size, volatility, growth, etc.)
  - Relative market position and competitive environment
  - Consistency and visibility of historical and projected earnings
  - Government regulation

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Recent Business Considerations

There are a number of recent events that, although they can not be quantified, likely impact the valuation of CEMENT

- Two CFOs since 2009
  - Current CFO, Jeremy Goodwin, has served in the position since February of 2010, but will be leaving the company
- U.S.-listed Chinese companies (especially those listed through RTOs) currently attracting increased scrutiny and shareholder lawsuits
- Potential for slowing growth and margin erosion
  - The Company has a leading position in the ready-mix concrete market with its primary end market being high-speed rail, followed by commercial, industrial and multi-family real estate as well as schools, utilities and government buildings
  - Lack of organic growth due to a slow down of the Company's end markets; global and domestic economic conditions are stalling new and in-process construction
- Uncertainty surrounding future funding requirements and lack of ability to raise capital in public markets or at efficient commercial costs
- Concerns surrounding internal controls and corporate governance

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Transaction Summary

($ and shares in millions, except per share value)

Transaction Summary		
Offer Price	$	2.65
Basic Shares Outstanding (1)		17.807
Dilutive Shares (2)		0.058
Fully Diluted Shares		17.865
Implied Equity Value	$	47.3
Total Debt (Including Loans Payable) (1)		15.5
Cash & Short-Term Investment (1)		13.8
Net Debt		1.6
Implied Enterprise Value	**$**	**49.0**

Implied Valuation Multiples			
		CEMENT Result	Implied Multiples
Revenue			
FY2011	$	137.9	0.36x
CY2011E		113.1	0.43
CY2012E		64.4	0.76
EBITDA			
FY2011	$	20.3	2.4x
CY2011E		17.9	2.7
CY2012E		9.0	5.5
Net Income			
FY2011	$	17.1	2.8x
CY2011E		24.1	2.0
CY2012E		9.4	5.0

(1) Based on CADC 10-K filings for the year ended June 30, 2011.
(2) Calculated using treasury stock method based on options and warrants in the 10-K filing for the quarter ended June 30, 2011.

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Valuation Overview


$1.60 (1)
Current Price
$2.65
Offer Price
Selected Comparable Companies
$0.92
$1.92
DCF
$0.99
$1.60
LBO
$0.42
$0.88
Premiums Paid(4)
$2.00
$2.16
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00

	Implied Multiples	
	CY2011 EBITDA[2]	CY2012E EBITDA[3]
	$17.9	$9.0
Selected Comparable Companies	1.0x-2.0x	2.0x-4.0x
DCF	1.1x-1.7x	2.1x-3.4x
LBO	0.5x-1.0x	1.0x-1.9x
Premiums Paid[4]	2.1x- 2.2x	4.2x-4.5x

(1) As at October 10, 2011.
(2) Based on estimated calendarized year 2011 EBITDA of $17.9 million (calendarized to a December 31 year end).
(3) Based on estimated calendarized year 2012 EBITDA of $9.0 million (calendarized to a December 31 year end).
(4) Calculated based on 25% - 35% premium to stock price as of October 10, 2011.

William Blair & Company®

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Analysis of Multiples at Various Prices

($ and shares in millions, except per share value)

Implied Enterprise Value Calculation

	Current	Range of Purchase Price per Share				
Price as of Oct 10, 2011	$ 1.60	$ 1.95	$ 2.30	$ 2.65	$ 3.00	$ 3.35
Basic Shares Outstanding [1]	17.807	17.807	17.807	17.807	17.807	17.807
Dilutive Shares [2]	-	-	-	0.058	0.125	0.182
Fully Diluted Shares	17.807	17.807	17.807	17.865	17.932	17.988
Proposed Share Price	$ 1.60	$ 1.95	$ 2.30	$ 2.65	$ 3.00	$ 3.35
Implied Equity Value	$ 28.5	$ 34.7	$ 41.0	$ 47.3	$ 53.8	$ 60.3
Total Debt (Including Loans Payable) [1]	15.5	15.5	15.5	15.5	15.5	15.5
Cash & Short-Term Investment [1]	13.8	13.8	13.8	13.8	13.8	13.8
Net Debt	1.6	1.6	1.6	1.6	1.6	1.6
Implied Enterprise Value	$ 30.1	$ 36.4	$ 42.6	$ 49.0	$ 55.4	$ 61.9

Implied Multiples

			Current	Range of Purchase Price per Share				
			$ 1.60	$ 1.95	$ 2.30	$ 2.65	$ 3.00	$ 3.35
		EBITDA						
Enterprise Value / EBITDA	FY2011	$ 20.3	1.5x	1.8x	2.1x	2.4x	2.7x	3.0x
	CY2011E	17.9	1.7	2.0	2.4	2.7	3.1	3.5
	CY2012E	9.0	3.4	4.1	4.7	5.5	6.2	6.9
		OCF [3]						
Enterprise Value / OCF	FY2011	$ 18.2	1.7x	2.0x	2.3x	2.7x	3.0x	3.4x
	CY2011E	17.9	1.7	2.0	2.4	2.7	3.1	3.5
	CY2012E	3.5	8.7	10.5	12.3	14.1	16.0	17.8
		Net Income						
P/E Ratio	FY2011	$ 17.1	1.7x	2.0x	2.4x	2.8x	3.2x	3.5x
	CY2011E	24.1	1.2	1.4	1.7	2.0	2.2	2.5
	CY2012E	9.4	3.0	3.7	4.3	5.0	5.7	6.4

(1) Based on CADC 10-K filings for the year ended June 30, 2011.
(2) Calculated using treasury stock method based on options and warrants in the 10-K filing for the quarter ended June 30, 2011.
(3) Calculated as EBITDA less capital expenditures.

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Situation Overview

William Blair & Company®

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CEMENT Stock Price Performance – LTM

Trading Performance



Price (USD)
Volume (Thousands)
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1,000
750
500
250
0
10/2010
01/2011
06/2011
10/2011
Oct 28, 2010: Secures $10.5 M in debt refinancing
Nov 15, 2010: Announcement of Q1 Earnings
Feb 11, 2011: Q2 Earnings Announcement
Dec 30, 2010: Announcement of Auditor change
Mar 14, 2011: Presents at ROTH 23rd Annual OC Growth Stock Conference
May 06, 2011: Provides earnings guidance for Q3 of 2011
Jun 26, 2011: Annual General Meeting
Jul 26, 2011: Xianfu Han and Weili He make a non-binding offer to acquire all shares not currently owned by them in CADC
Sept 23, 2011: Released full-year results

Trading Statistics

Stock Price	
Latest (10/06/2011)	$1.60
LTM High (01/06/2011)	$5.26
LTM Low (10/04/2011)	$1.50
LTM Volume-weighted Average	$3.24

Market Value ($ in MM) and Volume	
Equity Value	$28.5
Enterprise Value	$30.1
12m Average Vol.	95,920
12m Average $ Vol.	$310,149

Source: FactSet Research Systems as of October 6, 2011, Company filings.

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CEMENT Stock Price Performance – Last Three Years

Trading Performance



Price (USD)
Volume (Thousands)
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1,000
750
500
250
0
10/2008
10/2009
10/2010
10/2011
Dec 28, 2009: Files a Shelf Registration for $75 M
Jan 1, 2010: CFO left the Company
Feb 4, 2010: Completes a Follow-on Equity Offering in the amount of $9.2 M
Dec 30, 2010: Announcement of Auditor change
Oct 28, 2010: Secures $10.5 M in debt refinancing
Jul 26, 2011: Xianfu Han and Weili He make a non-binding offer to acquire all shares not currently owned by them in CADC
Sep 24, 2009: Announces Q4 and Annual Earnings
May 25, 2010: End of Lock-up agreement for certain shares of CEMENT common stock
Oct 7, 2008: CEMENT appoints Jeremy Goodwin to Board of Directors
Jun 26, 2011: Annual General Meeting
Jan 20, 2009: CEMENT announces earnings for the full year ended June 30,2008

Trading Statistics

Stock Price	
Latest (10/06/2011)	$1.60
Three Year High (10/19/2009)	$7.99
Three Year Low (01/29/2009)	$1.01
Three Year Volume-weighted Average	$3.87

Market Value ($ in MM) and Volume	
Equity Value	$28.5
Enterprise Value	$30.1
Three Year Average Vol.	69,327
Three Year Average $ Vol.	$252,871

Source: FactSet Research Systems as of October 6, 2011, Company filings.

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Indexed Stock Price Performance

Last Twelve Months


140
120
100
80
60
40
20
10/8/2010
2/7/2011
6/9/2011
10/10/2011
(6.8%)
(2.6%)
(-53.1%)
(-59.0%)
CEMENT (-59.0%)
Chinese RTOs (-53.1%)
S&P 500 (2.6%)
NASDAQ Composite (6.8%)

Last Three Years


350
300
250
200
150
100
50
0
10/10/2008
10/9/2009
10/8/2010
10/10/2011
(55.6%)
(32.9%)
(-6.0%)
(-34.7%)
CEMENT (-34.7%)
Chinese RTOs (-6.0%)
S&P 500 (32.9%)
NASDAQ Composite (55.6%)

Source: FactSet Research Systems as of October 11, 2011.
***ChineseRTOs** include: American Lorain Corporation, China Ceramics Co., Ltd.,China Recycling Energy Corporation, China XD Plastics Company Ltd., Guanwei Recycling Corp., General Steel Holdings, Inc., L & L Energy, Inc., New Energy Systems Group, Sutor Technology Group Limited, and.*

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CEMENT Historical Price/Volume Histogram

LTM


Current Share Price: $1.60
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
1.4%
34.5%
11.6%
13.0%
29.2%
10.2%
$0.80-$1.60
$1.60 - $2.40
$2.40 - $3.20
$3.20 - $4.00
$4.00 - $4.80
$4.80 - $5.60

Average daily volume: 95,920 shares
Total volume traded: 24.5 million shares
Total volume traded is 1.4x total shares outstanding
Total volume traded is 2.8x float

Last Three Years


Current Share Price: $1.60
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
0.0%
9.2%
11.1%
7.2%
14.9%
18.8%
22.4%
11.0%
1.7%
2.4%
1.0%
0.2%
0.0%
$0.64 - $1.28
$1.28 - $1.92
$1.92 - $2.56
$2.56 - $3.20
$3.20 - $3.84
$3.84 - $4.48
$4.48 - $5.12
$5.12 - $5.76
$5.76 - $6.40
$6.40 - $7.04
$7.04 - $7.68
$7.68 - $8.32
$8.32 - $8.96

Average daily volume: 59,379 shares
Total volume traded: 45.0 million shares
Total volume traded is 2.5x total shares outstanding
Total volume traded is 5.1x float

Source: FactSet Research Systems as of October 6, 2011.

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Ownership Summary

	Current			Fully-Diluted Ownership	
Insiders	**Shares**	**Options**	**% of Total**	**Shares**	**% of Total**
Xianfu /Tjs/ Han	5,785,750	-	32.6%	5,785,750	32.6%
Weili He	3,023,833	-	17.0%	3,023,833	17.0%
Jeremy Goodwin	77,000	-	0.4%	77,000	0.4%
Denis Slavich	27,500	-	0.2%	27,500	0.2%
Larry Goldman	17,500	-	0.1%	17,500	0.1%
Jing /China/ Liu	15,000	-	0.1%	15,000	0.1%
Tao Jin	2,500	-	0.0%	2,500	0.0%
Yang /China/ Wang	2,500	-	0.0%	2,500	0.0%
Other Insiders/Stakeholders	-	-	0.0%	-	0.0%
Total Insiders	8,951,583	-	50.4%	8,951,583	50.4%
Institutional Investors					
Keane Capital Management, Inc.	590,665	-	3.3%	590,665	3.3%
Amundi Iberia SGIIC SA	171,550	-	1.0%	171,550	1.0%
Amundi SA (Asset Management)	170,000	-	1.0%	170,000	1.0%
Tewksbury Capital Management Ltd.	35,871	-	0.2%	35,871	0.2%
The California Public Employees Retirement Syste	34,600	-	0.2%	34,600	0.2%
Thunderstorm Capital LLC	25,149	-	0.1%	25,149	0.1%
Whitebox Advisors LLC	19,800	-	0.1%	19,800	0.1%
Renaissance Technologies LLC	17,502	-	0.1%	17,502	0.1%
Deutsche Bank Investment Management, Inc.	13,722	-	0.1%	13,722	0.1%
Veritable LP	13,500	-	0.1%	13,500	0.1%
Other Institutions	18,753	-	0.1%	18,753	0.1%
Total Institutional Investors	1,111,112	-	6.3%	1,111,112	6.3%
Retail Investors(1)	7,701,305	-	43.4%	7,701,305	43.4%
Total Shares Outstanding	17,764,000	-	100.0%	17,764,000	100.0%

Ownership Overview



Retail Investors(1) 43.4%
Insiders 50.4%
Institutional Investors 6.3%

Source: FactSet Research Systems as of October 6, 2011.
(1) Implied Retail Investor ownership and includes holders of less than 5% that may not file ownership.

William Blair & Company

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Business Overview

William Blair & Company®

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Business Segment Performance

($ in millions)

FY2008 – FY2011 Sales by Segment



$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
Concrete
Manufacturing Services
Technical Services
Mixer Rental
Other
$27.6
$28.1
$7.1
$1.9
$2.6
$70.5
$15.7
$4.9
$1.2
$0.7
$109.3
$25.6
$3.0
% of FY2011 Sales
79.2%
18.6%
2.2%
FY2008
FY2009
FY2010
FY2011
% of FY2011 Sales

	FY2008	FY2009	FY2010	FY2011
Total Revenue	$27.6	$39.7	$93.0	$137.9

Source: Company Filings.

FY2011 Gross Margin Contribution by Segment



Technical Services 10.3%
Manufacturing Services 29.9%
Concrete 59.7%

Note: Mixer rental and other segments contribute zero gross margin.

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Historical Financials

Historical Sales FY2007 to FY2011

($ in millions)


FY2007 – FY2011 CAGR: 59.9%
$160.0
$120.0
$80.0
$40.0
$0.0
$21.1
$27.6
$39.7
$93.0
$137.9
FY2007
FY2008
FY2009
FY2010
FY2011

Historical Operating Results FY2007 to FY2011

($ in millions)


$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
21.3%
27.5%
39.5%
18.1%
14.7%
$4.5
$7.6
$15.7
$16.8
$20.3
FY2007
FY2008
FY2009
FY2010
FY2011
EBITDA (1)
EBITDA Margin

Source: Company Filings.

(1) Reflects continuing operations only.

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Preliminary Valuation Analysis

William Blair & Company®

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CEMENT Financial Highlights

($ in millions) (FY ended June 30,)		Historical 2010	Historical 2011	Projections CY2011	2012	CY2012	2013	2014	2015	2016
Income Statement and Cash Flow Items	Revenue	$93.0	$137.9	$113.1	$79.0	$64.4	$51.4	$53.7	$76.2	$94.6
	COGS	73.7	112.3	91.5	66.2	54.3	43.5	45.6	64.8	80.4
	Gross Profit	$19.3	$25.6	$21.6	$12.8	$10.1	$7.9	$8.1	$11.4	$14.2
	SG&A[1]	5.4	9.2	6.6	4.5	3.6	2.8	3.3	5.7	8.2
	EBIT	$13.9	$16.4	$14.9	$8.3	$6.5	$5.1	$4.8	$5.7	$6.0
	Depreciation	2.9	3.9	2.9	3.0	2.4	2.0	2.0	2.9	3.6
	EBITDA	$16.8	$20.3	$17.9	$11.4	$9.0	$7.1	$6.8	$8.6	$9.6
	Net Income	$13.0	$17.1	$24.1	$11.6	$9.4	$7.7	$7.9	$9.9	$11.1
	CapEx	$2.7	$2.1	$0.0	$5.5	$5.5	$5.2	$8.1	$18.0	$28.0
	OCF[1]	$14.1	$18.2	$17.9	$5.9	$3.5	$1.9	($1.3)	($9.4)	($18.4)
	NWC	$21.8	$52.3		$51.8		$40.7	$24.6	$21.5	$18.8
Growth Analysis	Revenue		48.2%		-42.7%	-43.0%	-35.0%	4.5%	42.0%	24.1%
	Gross Profit	27.2%	32.6%		-49.9%	-53.0%	-38.7%	2.2%	42.0%	24.1%
	EBITDA	7.4%	20.9%		-44.2%	-49.8%	-37.8%	-3.0%	25.9%	11.4%
Margin Analysis	Gross Margin	20.8%	18.6%	19.1%	16.3%	15.7%	15.3%	15.0%	15.0%	15.0%
	EBITDA	18.1%	14.7%	15.8%	14.4%	13.9%	13.7%	12.7%	11.3%	10.1%
	EBIT	14.9%	11.9%	13.2%	10.6%	10.1%	9.9%	8.9%	7.5%	6.3%
	OCF[2]	15.2%	13.2%	15.8%	7.4%	5.4%	3.6%	-2.3%	-12.3%	-19.5%
	Net Income (as a % of Revenue)	14.0%	12.4%	21.3%	14.7%	14.6%	14.9%	14.6%	13.0%	11.7%
	SG&A (as a % of Revenue)	5.8%	6.7%	5.9%	5.7%	5.6%	5.4%	6.1%	7.5%	8.7%
	D&A (as a % of Revenue)	3.1%	2.8%	2.6%	3.8%	3.8%	3.8%	3.8%	3.8%	3.8%
	CapEx (as a % of Revenue)	2.9%	1.6%	0.0%	7.0%	8.5%	10.1%	15.1%	23.6%	29.6%

Source: Company filings and management forecast
(1) Excludes $7.4 million of bad debt expense in 2011.
(2) Calculated as EBITDA less CapEx.

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Historical Balance Sheets

($ in millions)	As of June 30, 2010	As of June 30, 2011
Assets		
Current Assets		
Cash	$ 3.3	$ 1.6
Restricted Cash	0.1	0.9
Investment	-	12.2
Accounts receivable, net	36.1	84.8
Other recievables	1.4	2.2
Inventories	2.2	1.5
Prepayments	2.8	5.1
Total Current Assets	**45.8**	**108.3**
Plant, property and equipment, net	26.5	29.3
Accounts receivable, net	0.4	-
Deferred tax assets	0.1	-
Advances on equipment purchases	8.4	4.5
Prepayments	4.4	2.8
Total Non-Current Assets	**39.8**	**36.6**
Total Assets	**85.6**	**144.9**

	As of June 30, 2010	As of June 30, 2011
Liabilities		
Current Liabilities		
Accounts Payable	$ 16.5	$ 41.3
Short term loans, bank	-	15.5
Customer Deposits	0.7	0.4
Other payables	0.3	0.5
Other payables, shareholders	0.8	0.8
Accrued liabilities	1.7	1.9
Taxes payable	1.6	0.7
Total Current Liabilities	**21.5**	**61.2**
Warrants Liability	2.9	0.6
Total Non-Current Liabilities	**2.9**	**0.6**
Total Liabilities	**24.4**	**61.8**
Equity		
Common Stock	$ 0.0	$ 0.0
Additional paid-in capital	33.7	35.0
Retained earnings	19.9	35.2
Statutory reserves	4.5	6.2
Accumulated other comprehensive income	3.0	6.6
Total Shareholders' equity	**61.2**	**83.1**
Total Liabilities and Shareholders' Equity	**85.6**	**144.9**

Source: Company filings.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Public Companies – Methodology

- Blair selected a group of publicly-traded comparable companies it deemed relevant to the Company's situation
- The following companies were selected

China Comparable Companies Overview

- American Lorain Corporation
- China Ceramics Co., Ltd.
- China Recycling Energy Corporation
- China XD Plastics Company Ltd.
- Guanwei Recycling Corp.
- General Steel Holdings, Inc.
- L & L Energy, Inc.
- New Energy Systems Group
- Sutor Technology Group Limited

- For these groups, Blair calculated the following multiples
  - Total Enterprise Value / LTM Revenue
  - Total Enterprise Value / 2011E and 2012E Revenue
  - Total Enterprise Value / LTM Adj. EBITDA
  - Total Enterprise Value / 2011E and 2012E Adj. EBITDA
  - Price / LTM Earning per Share
  - Price / 2011E and 2012E Earning per Share

LTM stands for "Last Twelve Months"

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Company Growth Metrics

Three-Year Revenue Growth



227.4%
112.3%
101.1%
94.1%
34.8%
30.9%
24.7%
16.4%
NMF
71.0%
NEWN
LLEN
CREG
CXDC
GSI
ALN
CCCL
SUTR
GPRC
CEMENT

Long-Term EPS Growth



20.0%
20.0%
14.7%
13.0%
12.5%
NMF
NMF
NMF
NMF
NMF
CCCL
CXDC
LLEN
SUTR
ALN
CREG
GPRC
GSI
NEWN
CEMENT

As of October 5, 2011.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Company Margins

LTM Gross Margin


31.5%
31.5%
29.9%
28.9%
25.4%
25.0%
22.3%
8.6%
4.4%
18.6%
CCCL
GPRC
NEWN
LLEN
CREG
CXDC
ALN
SUTR
GSI
CEMENT

LTM EBITDA Margin


29.9%
28.6%
24.4%
21.1%
20.9%
15.5%
12.6%
6.8%
3.8%
14.7%
CCCL
GPRC
NEWN
LLEN
CXDC
ALN
CREG
SUTR
GSI
CEMENT (1)

LTM Net Income Margin


20.8%
18.8%
17.2%
15.7%
12.2%
11.7%
9.7%
3.1%
0.4%
12.4%
GPRC
CCCL
CREG
NEWN
LLEN
CXDC
ALN
SUTR
GSI
CEMENT (2)

As of October 5, 2011.

(1) Added back the $7.4 million bad debt expense.

(2) Included the $7.4 million bad debt expense.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Company Valuation Metrics

EV / LTM Revenue


1.78x
0.59x
0.58x
0.52x
0.40x
0.33x
0.32x
0.23x
0.11x
0.22x
CREG
LLEN
CXDC
GSI
ALN
CCCL
SUTR
GPRC
NEWN
CEMENT

EV / 2011E Revenue


1.40x
0.51x
0.48x
0.35x
0.35x
0.31x
0.21x
0.11x
0.04x
0.27x
CREG
CXDC
LLEN
GSI
ALN
SUTR
GPRC
NEWN
CCCL
CEMENT

As of October 5, 2011.
Note that CEMENT numbers have been calendarized to a December 31 year end

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Company Valuation Metrics

EV / LTM EBITDA


14.2x
13.6x
4.7x
2.8x
2.8x
2.6x
1.1x
0.8x
0.5x
1.5x
CREG
GSI
SUTR
LLEN
CXDC
ALN
CCCL
GPRC
NEWN
CEMENT (1)

EV / 2011E EBITDA


10.5x
3.1x
2.4x
2.3x
0.8x
NMF
NMF
NMF
NMF
1.7x
GSI
CREG
CXDC
ALN
GPRC
CCCL
LLEN
NEWN
SUTR
CEMENT (1)

As of October 5, 2011.
Note that CEMENT numbers have been calendarized to a December 31 year end
(1) Added back the $7.4 million bad debt expense.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Company Valuation Metrics

Price/ LTM Earnings per Share


6.3x
5.4x
5.3x
3.6x
3.0x
2.7x
2.1x
1.5x
1.4x
1.7x
GSI
CXDC
CREG
LLEN
SUTR
ALN
GPRC
NEWN
CCCL
CEMENT
(1)

Price / 2011E Earnings per Share


3.4x
2.9x
2.6x
2.6x
2.5x
2.4x
2.0x
1.2x
0.2x
1.2x
CXDC
CREG
LLEN
SUTR
ALN
GSI
GPRC
NEWN
CCCL
CEMENT
(1)

As of October 5, 2011.
Note that CEMENT numbers have been calendarized to a December 31 year end
(1) Included the $7.4 million bad debt expense.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Summary – Enterprise Value Multiples

	Proposed Transaction Multiples (1)	Comparable Companies Valuation Multiples			
		Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.36x	0.11x	0.54x	0.40x	1.78x
Enterprise Value / LTM EBITDA	2.4x	0.5x	4.8x	2.8x	14.2x
Enterprise Value / CY2011E Revenue	0.43x	0.04x	0.42x	0.35x	1.40x
Enterprise Value / CY2011E EBITDA	2.7x	0.8x	3.8x	2.4x	10.5x

(1) Calculated based on the filings and the management's forecast.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Selected M&A Transactions – Methodology

- William Blair reviewed selected publicly available transactions since 2006 to identify certain transactions that involved the acquisition of companies similar to CEMENT
- The review of past transactions included China domiciled construction and construction material companies with less than approximately $200m in Enterprise Value
- William Blair identified transactions involving target companies that were not identical to CEMENT, but did possess several similarities related to the dynamics surrounding CEMENT
- For this group, Blair calculated the following multiples to the extent available
    - Enterprise Value/LTM Revenue

PRELIMINARY DRAFT SUBJECT TO REVIEW

Selected M&A Transactions

($ in millions)

Announced Date	Target Company	Bidder Company	Enterprise Value	EV/LTM Revenue
25/06/2011	Shanghai Laintian Decoration Engineering Co. Ltd.	Zhejiang Yasha Decoration Co. Ltd.	32.4	0.55x
20/10/2010	JV Investments Limited	China Glass Holdings Ltd.	200.6	0.86x
28/07/2010	Baotou Xishui Cement Co. Ltd.	China Glass Holdings Ltd.	28.4	0.50x
09/07/2010	Widnell Ltd.	Cyril Sweett Group	8.0	0.60x
01/02/2008	Akesu Tianshan Duolang Cement Co. Ltd.	Xinjiang Tianshan Cement Co. Ltd.	36.5	0.85x
15/09/2006	Tongji Wanxin Group Co. Ltd.	Zibo Huantai Social Welfare Carbon Factory	8.8	0.64x
05/03/2006	Xuzhou Conch Cement Co. Ltd.	Anhui Conch Venture Investment Co. Ltd.	46.4	0.67x
14/02/2006	Weihai Blue Star Technology Industrial Park Co. Ltd.	Bondtime Holdings Ltd.	12.6	0.29x

Min	0.29x
Mean	0.62x
Median	0.62x
Max	0.86x

PRELIMINARY DRAFT SUBJECT TO REVIEW

Summary – Enterprise Value Multiples

	Proposed Transaction Multiples [1]	Selected M&A Transactions Valuation Multiples			
		Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.36x	0.29x	0.62x	0.62x	0.86x

(1) Calculated based on the filings

PRELIMINARY DRAFT SUBJECT TO REVIEW

DCF Methodology and Assumptions

- Blair utilized CEMENT's 2012-2016 projections per Management (the "Forecasts") to determine the "free cash flows" of CEMENT for 2012-2016
- Blair estimated the value of CEMENT at the end of 2016 ("terminal value") utilizing multiples of projected 2016 EBITDA ranging from 2.0x to 4.0x
- A 15% to 19% discount rate range was selected based upon a weighted average cost of capital analysis of selected public companies and was used to calculate a present value of 2012-2016 cash flows and the terminal value as of October 31, 2011
- The aggregate present value of these items represents the enterprise value range. An equity value range was determined by deducting net debt at June 30, 2011
- A range of per share prices was determined by dividing the derived equity value by the total diluted shares outstanding at each respective value, including in-the-money options and warrants

Equity Value per Share

Discount Rate	Exit Multiple 2.0x	3.0x	4.0x
15.0%	$ 1.04	$ 1.32	$ 1.60
16.0%	1.03	1.30	1.57
17.0%	1.01	1.27	1.53
18.0%	1.00	1.25	1.50
19.0%	0.99	1.23	1.47

Premium/(Discount) per Share [1]

Discount Rate	Exit Multiple 2.0x	3.0x	4.0x
15.0%	(34.9%)	(17.3%)	0.2%
16.0%	(35.8%)	(18.9%)	(2.1%)
17.0%	(36.6%)	(20.4%)	(4.2%)
18.0%	(37.5%)	(21.9%)	(6.3%)
19.0%	(38.3%)	(23.3%)	(8.3%)

(1) Current share price of $1.60 as of October 10, 2011.

William Blair & Company

PRELIMINARY DRAFT SUBJECT TO REVIEW

Leveraged Acquisition Methodology and Assumptions

- In order to provide an additional estimate of the enterprise value of CEMENT, William Blair performed a leveraged transaction analysis of CEMENT
- In a leveraged acquisition, an entity finances the purchase of a company using a significant portion of debt with the remainder of the purchase price financed through equity capital
- By using the projected results for CEMENT for 2012 to 2016 and determining the likely constraints that would be placed on an entity attempting to complete a leveraged acquisition (e.g. leverage availability, IRR requirements), it is possible to estimate an implied valuation range for CEMENT

Parameters:

- Required equity IRRs ranging from 22.5% to 27.5%
- Assumes exit multiples of 2.0x to 4.0x 2016P EBITDA
- Assumes transaction completed as of October 31, 2011
- Total leverage of approximately 40%
- Interest rates as follows:
  - Senior term debt - 12%
  - Subordinated debt - 12%

Equity Value per Share

		Internal Rate of Return		
		22.5%	25.0%	27.5%
EBITDA Exit Multiple	2.0x	$0.47	$0.44	$0.42
	3.0x	0.67	0.63	0.59
	4.0x	0.88	0.82	0.76

Premium/(Discount) per Share (1)

		Internal Rate of Return		
		22.5%	25.0%	27.5%
EBITDA Exit Multiple	2.0x	(70.8%)	(72.4%)	(73.8%)
	3.0x	(58.0%)	(60.7%)	(63.2%)
	4.0x	(45.2%)	(49.0%)	(52.5%)

(1) Current share price of $1.60 as of October 10, 2011.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Premium Paid Analysis

Analyzed 337 global public targets with greater than 100% of target equity acquired with all cash and from $100 million to $300 million in equity value since January 1, 2006

Metric	CEMENT Price(1)	Implied Premium at $2.65/share	Premiums Paid Data Percentile 10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$ 1.54	72.1%	4.5%	9.8%	14.3%	20.8%	28.3%	34.1%	41.5%	56.4%	■ 83.2%
One Week Prior	$ 1.51	75.5%	5.5%	10.7%	18.8%	25.5%	31.7%	37.7%	45.2%	57.5%	■ 88.0%
One Month Prior	$ 1.88	41.0%	6.6%	13.9%	21.1%	28.8%	34.5%	40.4%	■ 48.2%	62.6%	88.2%
90 Days Prior	$ 1.82	45.6%	8.6%	18.3%	24.2%	31.6%	41.3%	■ 49.6%	59.2%	71.6%	103.2%
180 Days Prior	$ 3.14	(15.6%)	■ 7.6%	20.7%	27.4%	31.6%	46.7%	59.5%	73.0%	91.6%	125.7%
270 Days Prior	$ 4.70	(43.6%)	■ 3.8%	13.8%	24.7%	33.1%	43.1%	50.5%	67.6%	99.0%	145.4%
365 Days Prior	$ 3.90	(32.1%)	■ (5.1%)	12.5%	23.5%	36.4%	50.0%	57.7%	71.9%	102.2%	158.9%

(1) As of October 10, 2011.
■ Indicates CEMENT implied premium at $2.65 per share.

William Blair & Company®

Appendices

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Public Company Detail

William Blair & Company®

PRELIMINARY DRAFT SUBJECT TO REVIEW

Summary of Selected Public Companies

	Closing Price	Market	Total	LTM Revenue	LTM EBITDA	Total Value (1) / LTM		Total Value (1) / 2011E		Total Value (1) / 2012E		Price / Earnings Ratio			Long-Term EPS Growth
	10/5/2011	Value (MM)	Value (MM)(1)	(MM)	(MM)	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA	LTM	Cal. 11E	Cal. 12E	Rate
American Lorain Corporation	$1.50	$51.7	$78.8	$196.6	$30.5	0.40 x	2.6 x	0.35 x	2.3 x	0.28 x	1.8 x	2.7 x	2.5 x	1.9 x	12.5%
China Ceramics Co., Ltd.	2.70	49.3	62.5	188.6	56.3	0.33	1.1	0.04	NMF	0.03	NMF	1.4	0.2	0.1	20.0%
China Recycling Energy Corpora	1.16	50.5	97.8	54.9	6.9	1.78	14.2	1.40	3.1	1.17	2.2	5.3	2.9	2.0	0.0%
China XD Plastics Company Ltd.	3.98	190.7	174.4	302.1	63.2	0.58	2.8	0.51	2.4	0.42	1.9	5.4	3.4	2.9	20.0%
Guanwei Recycling Corp.	1.29	25.7	13.3	58.8	16.8	0.23	0.8	0.21	0.8	NMF	NMF	2.1	2.0	NMF	0.0%
General Steel Holdings, Inc.	1.09	59.8	1,109.1	2,151.0	81.4	0.52	13.6	0.35	10.5	0.31	10.2	6.3	2.4	NMF	0.0%
L & L Energy, Inc.	2.77	89.7	120.6	205.2	43.3	0.59	2.8	0.48	NMF	0.26	NMF	3.6	2.6	1.1	14.7%
New Energy Systems Group	1.62	23.6	10.9	99.0	24.1	0.11	0.5	0.11	NMF	NMF	NMF	1.5	1.2	NMF	0.0%
Sutor Technology Group Limited	0.96	39.1	137.9	428.0	29.3	0.32	4.7	0.31	NMF	NMF	NMF	3.0	2.6	NMF	13.0%
Overall															
Minimum	$0.96	$23.6	$10.9	$54.9	$6.9	0.11 x	0.5 x	0.04 x	0.8 x	0.03 x	1.8 x	1.4 x	0.2 x	0.1 x	0.0%
Mean	1.90	64.5	200.6	409.4	39.1	0.54	4.8	0.42	3.8	0.41	4.0	3.5	2.2	1.6	8.9%
Median	1.50	50.5	97.8	196.6	30.5	0.40	2.8	0.35	2.4	0.30	2.0	3.0	2.5	1.9	12.5%
Maximum	3.98	190.7	1,109.1	2,151.0	81.4	1.78	14.2	1.40	10.5	1.17	10.2	6.3	3.4	2.9	20.0%

(1) Total Value = Market Capitalization + Preferred Equity + Total Debt + Minority Interest - Cash and Equivalents. Assumes Cash and Equivalents for these companies represent excess cash.
LTM = Latest Twelve Months, CAGR = Compound Annual Growth Rate, NA = Not Available, NMF = Not Meaningful

As of October 5, 2011

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Public Company Descriptions

Company	Business Description
American Lorain Corporation	American Lorain Corporation develops, manufactures, and sells various food products in China and internationally. The company offers chestnut products, consisting of aerated open-bottom chestnuts, sweetheart chestnuts, chestnuts in syrup, golden chestnut kernels; convenience foods, including ready-to-cook (RTC) foods, ready-to-eat (RTE) foods, and meals ready-to-eat (MRE) foods; and frozen food products, such as frozen vegetables, frozen fruits, frozen fish, and frozen meats, frozen asparagus, and frozen corn products. Its RTC products comprise beef and lamb products; RTE products consist of various bean products and pickle products; and MRE products include meal kits with self-heating devices or microwavable kits, such as microwavable rice boxes for military use, as well as for civilian uses, such as camping, and traveling.
China Ceramics Co., Ltd.	China Ceramics Co., Ltd. engages in the manufacture and sale of ceramic tiles used for exterior siding, interior flooring, and design in residential and commercial buildings primarily in the People's Republic of China. It offers porcelain tiles, glazed tiles, glazed porcelain tiles, rustic tiles, and ultra-thin tiles under the Hengda, Hengdeli, TOERTO, and WULIQIAO brand names. The company primarily sells its products through a distributor network, as well as directly to property developers. China Ceramics Co., Ltd. is based in Jinjiang City, the People's Republic of China.
China Recycling Energy Corporation	China Recycling Energy Corporation provides energy saving and recycling products and services in the People's Republic of China. The company engages in the design, sale, installation, lease, and operation of top gas recovery turbine systems (TRT) and other renewable energy products. It also builds cement low temperature heat power generator (CHPG) and waste gas power generator (WGPG) systems. The company, through a joint venture, Inner Mongolia Erdos TCH Energy Saving Development Co., Ltd, with Erdos Metallurgy Co., Ltd., recycles waste heat from Erdos Metallurgy Co.'s metal refining plants to generate power and steam.
China XD Plastics Company Ltd.	China XD Plastics Company Limited, through its subsidiary, Harbin Xinda Macromolecule Material Co., Ltd., engages in the development, manufacture, and distribution of modified plastics primarily for use in the production of automobile parts and components in the People's Republic of China. Its modified plastics are used to produce various types of auto parts, including exteriors consisting of automobile bumpers, rearview and sideview mirrors, and license plate parts; interiors, such as door panels, dashboards, steering wheels, and glove compartment and safety belt components; and functional components comprising air conditioner casings, heating and ventilation casings, engine covers, and air ducts.

PRELIMINARY DRAFT SUBJECT TO REVIEW

Comparable Public Company Descriptions - Continued

Company	Business Description
Guanwei Recycling Corp.	Guanwei Recycling Corp. engages in the manufacture and distribution of low density polyethylene (LDPE). It produces LDPE from plastic waste procured in Europe, which it recycles into recyclable LDPE for sales to approximately 200 manufacturers in China. The company also sells scrap materials, including plastic. It primarily serves building and construction industry, where there is an ongoing governmental push to promote the use of plastic in various products, such as water and sewage pipelines.
General Steel Holdings, Inc.	General Steel Holdings, Inc., through its subsidiaries, engages in the manufacture and sale of steel products in the People's Republic of China. It offers hot-rolled carbon and silicon steel sheets primarily for use in the production of small agricultural vehicles and other specialty markets; spiral-weld pipes for the energy sector primarily to transport oil and steam; and high-speed wire and reinforced bar products for the construction industry. The company sells its products primarily to distributors. General Steel Holdings, Inc. was founded in 1988 and is headquartered in Beijing, the People's Republic of China.
L & L Energy, Inc.	L&L Energy, Inc., through its subsidiaries, engages in the coal mining, clean coal washing, coal coking, and coal wholesaling businesses in the People's Republic of China. It involves in producing, processing, and selling metallurgical coke used primarily for steel manufacturing; and crushing coal and washing out soluble sulfur compounds with water or other solvents. The company has four coal mines comprising the DaPuAn, SuTsong, Ping Yi, and DaPing mines; three coal washing plants; one coking facility; and coal wholesale and distribution facilities. It also has a financial interest in the Bowie mine, a thermal coal mine located in Paonia, Colorado.
New Energy Systems Group	New Energy Systems Group, through its subsidiaries, manufactures and distributes lithium battery shells and related products primarily in China. It develops, customizes, and produces steel and aluminum battery shells and caps. The company principally serves large lithium battery manufacturers. It also engages in the research, manufacture, and sale of mobile backup power systems for mobile phones, laptops, solar, MP4, PMPs, PDAs, DC, and digital applications. The company was formerly known as China Digital Communication Group and changed its name to New Energy Systems Group in November 2009. New Energy Systems Group was incorporated in 2001 and is based in Shenzhen, China.
Sutor Technology Group Limited	Sutor Technology Group Limited engages in the manufacture and sale of steel products primarily in the People's Republic of China. It offers hot-dip galvanized steel, prepainted galvanized steel, acid pickled steel, and cold-rolled steel products. The company sells its products to customers who operate primarily in the solar energy, appliances, automobile, construction, infrastructure, medical equipment, and water resource industries. It also exports its products to Europe, the Middle East, South America, the United States, southeast Asia, and Hong Kong. The company is based in Changshu City, China.

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Supporting Financial Schedules

William Blair & Company®

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Calculation of Weighted Average Cost of Capital

WACC analysis using comparable companies yields a range of 14% – 19%

Unlevered Beta Calculation

Company	Levered Beta	Debt	Mkt Value of Equity	Debt/Mkt Equity	Debt/Total Capital	Unlevered Beta
American Lorain Corporation	0.577	$ 35.7	$ 46.2	77.2%	20.5%	0.37
China Ceramics Co., Ltd.	1.079	21.5	47.1	45.7%	11.9%	0.80
China Recycling Energy Corporation	1.070	53.7	53.5	100.3%	38.0%	0.61
China XD Plastics Company Ltd.	0.090	30.6	202.4	15.1%	18.7%	0.08
Guanwei Recycling Corp.	0.490	1.9	22.2	8.6%	6.9%	0.46
General Steel Holdings, Inc.	1.733	1,064.2	71.2	1494.8%	85.7%	0.14
L & L Energy, Inc.	2.201	6.5	90.9	7.1%	3.6%	2.09
New Energy Systems Group	1.806	0.6	26.5	2.1%	0.6%	1.78
Sutor Technology Group Limited	1.448	111.0	39.9	277.9%	37.2%	0.47
Median	**1.08**	**$ 30.6**	**$ 47.1**	**45.7%**	**18.7%**	**0.47**
Mean	**1.17**	**147.3**	**66.7**	**225.4%**	**24.8%**	**0.76**
High	**2.20**	**1,064.2**	**202.4**	**1494.8%**	**85.7%**	**2.09**
Low	**0.09**	**0.6**	**22.2**	**2.1%**	**0.6%**	**0.08**

Cost of Equity Capital Calculation (a)

Debt/ Capital	Debt/ Equity	Unleveraged Beta (a)	Levering Factor	Levered Beta (b)	Cost of Equity (c)
18.7%	22.9%	0.47	1.17	0.55	22.0%
23.7%	31.0%	0.47	1.23	0.58	22.1%
28.7%	40.2%	0.47	1.30	0.61	22.2%
33.7%	50.7%	0.47	1.38	0.65	22.2%
38.7%	63.0%	0.47	1.47	0.69	22.3%
43.7%	77.5%	0.47	1.58	0.74	22.4%
48.7%	94.7%	0.47	1.71	0.80	22.5%

Weighted Average Cost of Capital Calculation (b)

Pre-tax Cost of Debt	6.10%	6.35%	6.60%	6.85%	7.10%	7.35%
After-tax Cost of Debt	4.58%	4.76%	4.95%	5.14%	5.33%	5.51%
18.7%	18.77%	18.81%	18.84%	18.88%	18.91%	18.95%
23.7%	17.95%	17.99%	18.03%	18.08%	18.12%	18.17%
28.7%	17.12%	17.17%	17.22%	17.28%	17.33%	17.38%
33.7%	16.29%	16.35%	16.41%	16.48%	16.54%	16.60%
38.7%	15.46%	15.53%	15.60%	15.67%	15.75%	15.82%
43.7%	14.63%	14.71%	14.79%	14.87%	14.95%	15.04%
48.7%	13.80%	13.89%	13.98%	14.07%	14.16%	14.25%

(a) Cost of Equity = Risk free rate + (Beta * Market risk premium) + Size Premium
(b) WACC = (Debt/(Debt + Equity))(Cost of debt)(1-tax rate) + (Equity/(Debt + Equity))(Cost of Equity)
(c) Risk-free rate is the 10-year US Treasury yield as of October 11, 2011.
(d) As reported by Ibbotson as of 2011. The Market Risk Premium represents the Intermediate horizon expected equity risk premium. The Size Premium is the appropriate size premium based on equity market capitalization.
(e) As reported by Bloomberg as of Oct 11, 2011. The Country Risk Premium accounts for the additional risk of equity market from the country the Company operates.

Assumptions

Tax Rate	25.0%
Risk-free rate (c)	2.15%
Market Risk Premium (d)	2.0%
Size Premium (d)	6.3%
Country Risk Premium (e)	12.5%